                                                              Exhibit 19









                                1st
                             FRANKLIN
                             FINANCIAL
                            CORPORATION


                             QUARTERLY
                        REPORT TO INVESTORS
                              FOR THE
                        THREE MONTHS ENDED
                          MARCH 31, 1996

                         MANAGEMENT'S LETTER

Financial Condition:
- -------------------
Lending activity during the first two or three months of each new year are typically the slowest for the Company due to a post- Christmas downswing in loan demand. The first three months of 1996 proved to be no exception as net receivables (gross receivables less unearned finance charges) declined $2.2 million (2%) as compared to December 31, 1995. Total assets decreased $6.1 million (3%) during the same period mainly due to the decrease in the loan portfolio and a $5.3 million (17%) decrease in cash and cash equivalents. Funds were mainly used to redeem maturing commercial paper and for disbursement of the Company's annual employee incentive bonus accrued from the prior year.

Overall liabilities declined $7.7 million (6%) as a direct result of the aforementioned commercial paper redemptions and the disbursement of the employee incentive bonus.

Volatility in bond market values during the current period resulted in a net unrealized loss of $16,649 on bonds held as available for sale in the Company's investment portfolio. At December 31, 1995, the Company had a $251,145 net unrealized gain on these same bonds.

Results of Operations:
- ---------------------
Total revenues increased $1.0 million (7%) during the quarter ended March 31, 1996 as compared to the same quarter in 1995 primarily due to increases in interest income. Average net receivables were $133.3 million as compared to $121.2 million during the comparable periods and interest earned on loans increased $.5 million (6%) as a direct result of this growth in average net outstanding receivables. Interest income from investments increased $.3 million (64%) as a result of surplus cash being invested in short-term instruments and increases in investment securities by the Company's insurance subsidiaries.

Although total revenues increased during the current quarter, net earnings declined $.2 million (11%) during the same comparable period in 1995 primarily due to higher interest cost and increases in loan losses. Average debt securities outstanding were $97.3 million during the current quarter as compared $75.8 million during the same quarter in 1995. The higher average borrowings caused interest expense to increase $.4 million (21%) during the current period as compared to the same period a year ago.

Net charge-offs increased $.3 million (48%) during the quarter just ended as compared to the same period a year ago, mainly due to the aforementioned increase in average net receivables outstanding and increases in bankruptcies. This increase in net charge-offs caused the Company's provision for loan losses to increase $.3 million (47%) during the comparable periods.

Other operating expenses increased $.7 million (10%) during the quarter ended March 31, 1996 as compared to the same quarter a year ago. Higher payroll and employee benefit costs, increases in rent expense, telephone expense, advertising, and computer expenses were factors primarily responsible for the increase in other operating expenses.

Effective income tax rates were 28.3% and 30.5% for the quarters ended March 31, 1996 and 1995, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's general tax rate below statutory rates. The decrease in the effective rate for the quarter just ended was mainly due to the life insurance subsidiary earning a larger portion of pretax income than the Company and the property insurance subsidiary, which are taxed at higher rates.

Liquidity:
- ---------
Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Although net cash flows from financing activities, excluding bank borrowing, decreased $20.3 million during the quarter just ended as compared to the same quarter a year ago, liquidity was not adversely affected as the Company maintained a strong cash position and collections on loans increased $2.3 million during the comparable periods. In addition to the securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowing of $21 million. Available borrowings were $21 million at March 31, 1996 and December 31, 1995, relating to this agreement. Another agreement provides for an additional $2 million for general operating purposes. Available borrowings under this agreement were $2 million at March 31, 1996 and December 31, 1995.

Liquidity was not adversely affected by delinquent accounts even though the percentage of outstanding receivables 60 days or more past due increased to 5.0% of receivables at March 31, 1996 from 4.8% of receivables at December 31, 1995.

Various legal proceedings are pending against the Company in Alabama alleging different violations of Alabama consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting the remaining complaints.

                   1st FRANKLIN FINANCIAL CORPORATION
              CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                 March 31,    December 31,
                                                   1996           1995
                                                   ----           ----
                                                (Unaudited)    (Audited)
                              ASSETS

CASH AND CASH EQUIVALENTS  . . . . . . . . .  $ 25,205,537   $ 30,513,593
                                              ------------   ------------
LOANS, net   . . . . . . . . . . . . . . . .   119,606,057    120,762,867
                                              ------------   ------------
INVESTMENT SECURITIES:
     Available for Sale, at market value . .    18,383,763     17,194,375
     Held to Maturity, at amortized cost . .     4,439,853      5,186,492
                                              ------------   ------------
                                                22,823,616     22,380,867
                                              ------------   ------------

OTHER ASSETS . . . . . . . . . . . . . . . .     8,306,183      8,426,661
                                              ------------   ------------

            TOTAL ASSETS . . . . . . . . . .  $175,941,393   $182,083,988
                                              ============   ============


                 LIABILITIES  AND STOCKHOLDERS' EQUITY

SENIOR DEBT. . . . . . . . . . . . . . . . .  $ 88,936,470   $ 95,540,664
OTHER LIABILITIES. . . . . . . . . . . . . .     6,231,451      8,179,506
SUBORDINATED DEBT  . . . . . . . . . . . . .    31,510,219     30,616,915
                                              ------------   ------------

        Total Liabilities  . . . . . . . . .   126,678,140    134,337,085
                                              ------------   ------------
STOCKHOLDERS' EQUITY:
     Common Stock - Voting; 1,700 Shares
        Outstanding all Periods. . . . . . .       170,000        170,000
     Common Stock - Non-Voting;
        168,201 Shares Outstanding
        March 31, 1996 . . . . . . . . . . .       168,201             --
     Net Unrealized Gain (Loss) on
        Investment Securities Available
        for Sale . . . . . . . . . . . . . .       (16,649)       251,145
     Retained Earnings . . . . . . . . . . .    48,941,701     47,325,758
                                              ------------   ------------
        Total Stockholders' Equity . . . . .    49,263,253     47,746,903
                                              ------------   ------------
            TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY . . . .  $175,941,393   $182,083,988
                                              ============   ============


      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     1st FRANKLIN FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF INCOME

                                                  Three Months Ended
                                                        March 31
                                               -------------------------
                                                      (Unaudited)

                                                   1996          1995
                                                   ----          ----

INTEREST INCOME. . . . . . . . . . . . . . .   $ 9,999,822    $ 9,200,263

INTEREST EXPENSE . . . . . . . . . . . . . .     2,047,541      1,695,050
                                               -----------    -----------
NET INTEREST INCOME. . . . . . . . . . . . .     7,952,281      7,505,213

   Provision for Loan Losses . . . . . . . .       948,374        645,437
                                               -----------    -----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES . . . . . . . .     7,003,907      6,859,776
                                               -----------    -----------

NET INSURANCE INCOME . . . . . . . . . . . .     3,298,831      3,160,715
                                               -----------    -----------

OTHER REVENUE. . . . . . . . . . . . . . . .       112,498         99,274
                                               -----------    -----------
OTHER OPERATING EXPENSES:
   Personnel Expense . . . . . . . . . . . .     4,692,503      4,343,417
   Occupancy . . . . . . . . . . . . . . . .     1,049,066        943,497
   Other . . . . . . . . . . . . . . . . . .     2,185,488      1,933,069
                                               -----------    -----------
             Total . . . . . . . . . . . . .     7,927,057      7,219,983
                                               -----------    -----------

INCOME BEFORE INCOME TAXES . . . . . . . . .     2,488,179      2,899,782

   Provision for Income Taxes. . . . . . . .       704,035        885,638
                                               -----------    -----------
NET INCOME . . . . . . . . . . . . . . . . .     1,784,144      2,014,144

RETAINED EARNINGS, beginning of period . . .    47,325,758     41,128,936
                                               -----------    -----------

RETAINED EARNINGS, end of period . . . . . .   $49,109,902    $43,143,080
                                               ===========    ===========
EARNINGS PER SHARE:
   Voting Common Stock; 1700 Shares
      Outstanding all periods. . . . . . . .   $     10.50    $  1,124.24
                                               ===========    ===========
   Non-Voting Common Stock;
      168,201 Shares Outstanding
        March 31, 1996 . . . . . . . . . . .   $     10.50    $        --
                                               ===========    ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   1st FRANKLIN FINANCIAL CORPORATION

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

            Increase (Decrease) in Cash and Cash Equivalents

                                                       Three Months Ended
                                                            March 31
                                                    ------------------------
                                                           (Unaudited)
                                                        1996         1995
                                                        ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . $ 1,784,144  $ 2,014,144
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for Loan Losses . . . . . . . . . .     948,374      645,437
      Depreciation and Amortization . . . . . . . .     270,656      256,092
      Other, net. . . . . . . . . . . . . . . . . .     (19,665)     (15,620)
      Decrease in Miscellaneous assets. . . . . . .      66,737      623,671
      (Decrease) in Accounts Payable and
        Accrued Expenses. . . . . . . . . . . . . .  (1,948,055)  (2,095,077)
                                                    -----------  -----------
         Net Cash Provided by Operating Activities.   1,102,191    1,428,647
                                                    -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans Originated or purchased . . . . . . . . . . (23,725,174) (21,905,562)
  Loan Payments . . . . . . . . . . . . . . . . . .  23,933,610   21,633,030
  Purchases of marketable debt securities . . . . .  (2,544,281)  (3,222,735)
  Principal payments on securities. . . . . . . . .       6,586           --
  Sales of marketable securities. . . . . . . . . .     768,750           --
  Redemptions of securities . . . . . . . . . . . .   1,000,000           --
  Other, net. . . . . . . . . . . . . . . . . . . .    (138,848)    (197,778)
                                                    -----------  -----------
         Net Cash Provided by Operating Activities.    (699,357)  (3,693,045)
                                                    -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in Senior Debt. . . . . . . .  (6,604,194)  11,707,147
  Subordinated Debt Issued. . . . . . . . . . . . .   2,213,006    3,797,319
  Subordinated Debt redeemed. . . . . . . . . . . .  (1,319,702)  (1,242,672)
                                                    -----------  -----------
         Net Cash Provided by Financing Activities.  (5,710,890)  14,261,794
                                                    -----------  -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS. . . . . . . . . . . . . . .  (5,308,056)  11,997,396

CASH AND CASH EQUIVALENTS, beginning. . . . . . . .  30,513,593    6,689,544
                                                    -----------  -----------
CASH AND CASH EQUIVALENTS, ending . . . . . . . . . $25,205,537  $18,686,940
                                                    ===========  ===========

Cash Paid during the period for:  Interest. . . . . $ 1,995,122  $ 1,631,380
                                  Income Taxes. . .      62,000       77,000


      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                  -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1995 and for the years then ended included in the Company's December 31, 1995 Annual Report.

2. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 1996, and December 31, 1995, and the results of its operations and its cash flows for the three months ended March 31, 1996 and 1995. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3. The results of operations for the three months ended March 31, 1996, are not necessarily indicative of the results to be expected for the full fiscal year.

4. The computation of Earnings per Share is self-evident from the Consolidated Statement of Income and Retained Earnings.

                          BRANCH OPERATIONS
      Isabel Vickery Youngblood . . . . . . .  Senior Vice President
      A. Jarrell Coffee . . . . . . . . . . .  Vice President
      Jack R. Coker . . . . . . . . . . . . .  Vice President

      Robert J. Canfield  . . . . . . . . . .  Area Vice President
      Ronald F. Morrow. . . . . . . . . . . .  Area Vice President

                              SUPERVISORS

Susie Cantrell               Judy Landon              David Reynolds
Donald Carter                Jeff Lee                 Timothy Schmotz
Mike Culpepper               Tommy Lennon             Joe Seale
Jimmy Davis                  Mike Lyles               Bob Seawright
Tony Ellison                 Dianne Moore             Barbara Sims
Donald Floyd                 Melvin Osley             Gaines Snow
Jack Hobgood                 Dale Palmer              Marc Thomas
Wayne Jones                  Ed Pulsifer

                              OFFICES
Alabama Offices:             Georgia Offices:         Georgia Offices:
- ---------------              ---------------          ---------------
Alexander City               Cartersville             McRae
Andalusia                    Cedartown                Milledgeville
Arab                         Chatsworth               Monroe
Athens                       Clarkesville             Montezuma
Bessemer                     Claxton                  Monticello
Birmingham                   Clayton                  Moultrie
Clanton                      Cleveland                Nashville
Cullman                      Cochran                  Newnan
Decatur                      Commerce                 Perry
Dothan                       Conyers                  Richmond Hill
Enterprise                   Cordele                  Rome
Florence                     Cornelia                 Royston
Gadsden                      Covington                Sandersville
Huntsville                   Cumming                  Savannah
Jasper                       Dallas                   Statesboro
Opp                          Dalton                   Swainsboro
Ozark                        Dawson                   Sylvania
Prattville                   Douglas                  Sylvester
Russellville                 Douglasville             Thomaston
Scottsboro                   Eastman                  Thomson
Selma                        Elberton                 Tifton
Sylacauga                    Ellijay                  Toccoa
Troy                         Forsyth                  Valdosta
Tuscaloosa                   Fort Valley              Vidalia
                             Gainesville              Warner Robins
Georgia Offices:             Garden City              Washington
- ---------------              Georgetown               Winder
Adel                         Greensboro
Albany                       Griffin                  South Carolina Offices:
Alma                         Hartwell                 ----------------------
Americus                     Hawkinsville             Aiken
Athens                       Hazlehurst               Anderson
Barnesville                  Hinesville               Cayce
Baxley                       Hogansville              Clemson
Blakely                      Jackson                  Columbia
Blue Ridge                   Jasper                   Easley
Bremen                       Jefferson                Gaffney
Brunswick                    Jesup                    Greenwood
Buford                       LaGrange                 Lancaster
Butler                       Lavonia                  Laurens
Cairo                        Lawrenceville            Orangeburg
Calhoun                      Madison                  Seneca
Canton                       Manchester               Union
Carrollton                   McDonough                York

                             DIRECTORS

                          W. Richard Acree
                    President, Acree Oil Company

                         Ben F. Cheek, III
                Chairman and Chief Executive Officer
                 1st Franklin Financial Corporation

                          Lorene M. Cheek
                             Homemaker

                          Jack D. Stovall
             President, Stovall Building Supplies, Inc.

                       Dr. Robert E. Thompson
                      Physician, Toccoa Clinic

                         EXECUTIVE OFFICERS

                         Ben F. Cheek, III
                Chairman and Chief Executive Officer

                          T. Bruce Childs
               President and Chief Operating Officer

                          A. Roger Guimond
             Vice President and Chief Financial Officer

                            Lynn E. Cox
                             Secretary

                           Linda L. Sessa
                             Treasurer

                         INVESTMENT CENTER

                            Lynn E. Cox
                         Account Executive

                          Phoebe P. Martin
                         Account Executive

                          Sandra N. Oliver
                            New Accounts

                              COUNSEL

                     Jones, Day, Reavis & Pogue
                     3500 One Peachtree Center
                     303 Peachtree Street, N.E.
                    Atlanta, Georgia  30308-3242

                              AUDITORS

                        Arthur Andersen LLP
                     133 Peachtree Street, N.E.
                      Atlanta, Georgia  30303